AMENDMENT TO CHANGE OF CONTROL AGREEMENT

THIS AMENDMENT TO CHANGE OF CONTROL AGREEMENT (the “Amendment”) is made and entered into as of this 15th day of December, 2015 (the “Effective Date”) by and between Southwest Bancorp, Inc., a bank holding company organized under the laws of the State of Oklahoma (“Southwest”), Bank SNB, an Oklahoma banking corporation (“Bank SNB”),  successor by conversion to Bank SNB, National Association, formerly known as Stillwater National Bank and Trust Company and Rusty LaForge (“Executive”) with reference to the following:

WHEREAS, Southwest and Executive entered into the Change of Control Agreement dated July 27, 2012 (the “Agreement”); and

WHEREAS, Southwest and the Executive have agreed to amend the Agreement to revise the definition of Change of Control, the severance payable in the event of termination following a Change of Control and to add Bank SNB as a party to the Agreement; and

WHEREAS, pursuant to Section 15 of the Agreement, Southwest and Executive mutually desire to amend the Agreement as set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that the Agreement is hereby amended as follows:

I.  Amendment to Section 2

Section 2 of the Agreement is hereby replaced in its entirety with the following:

“‘Change of Control’  For purposes of this Agreement, a ‘Change of Control’ shall mean:

(a) the date any entity or person, including a group as defined in Section 13(d)(iii) of the Securities Exchange Act of 1934, (“Person”) shall become the beneficial owner of, or shall have obtained voting control over, thirty percent (30%) or more of either (i) the outstanding common shares of either Southwest or Bank SNB or (ii) the combined voting power of the then outstanding voting securities of Southwest or Bank SNB entitled to vote in the election of directors.  For purposes of this paragraph, any acquisition, ownership, or voting control over Bank SNB by Southwest shall not be a “Change of Control;”

(b) the consummation of a plan of reorganization, merger or consolidation involving Southwest or Bank SNB or the sale of all or substantially all of the assets or deposits of Southwest or Bank SNB, except for a reorganization, merger, consolidation or sale where (A) the stockholders of Southwest or Bank SNB immediately before such reorganization, merger, consolidation or sale own directly or indirectly at least 60% of the combined voting power of the outstanding voting securities of Southwest,  Bank SNB or other entity resulting from such reorganization, merger or consolidation or purchasing the assets or deposits (the “Surviving Company”) in substantially the same proportion as their ownership of voting securities of Southwest immediately before such reorganization, merger, consolidation or sale, (B) no Person beneficially owns, or has voting control over, thirty percent (30%) or more of either (i) the then outstanding shares of common stock of the Surviving Company, or (ii) the combined voting power of the then outstanding voting securities of the Surviving Company entitled to vote in the election of directors, and (C) the members of the Board immediately before the execution of the agreement providing for such reorganization, merger, consolidation or sale constitute at least half of the members of the board of directors of the Surviving Company, or of a company beneficially owning, directly or indirectly, a majority of the voting securities of the Surviving Company.  For purposes of this paragraph, any acquisition, ownership, or voting control over Bank SNB by Southwest shall not be a “Change of Control;” or

(c) the date there shall have been change in a majority of the Board of either Southwest or Bank SNB within a 12-month period unless the nomination of each new director was approved by the vote of two-thirds (2/3) of directors then still in office who were in office at the beginning of the 12-month period.”

II. Amendment to Subsection 5(a)

Subsection 5(a) of the Agreement is hereby replaced in its entirety with the following:

“(a)Good Reason; Termination Other Than for Cause, Disability or Death.  If, within twenty-four (24) months after the Effective Date, the Company terminates the Executive’s employment other than for Cause, Disability or death, or if the Executive terminates his employment for Good Reason:

(i) the Company will pay to the Executive in a single lump sum payment within 30 days of the Date of Termination base salary and accrued vacation pay through the Date of Termination;

(ii) the Company will pay to Executive in a single lump sum payment within 30 days of the Date of Termination an amount equal to the sum of:  (A) two (2) times the Executive’s base salary in effect on the Effective Date and (B) one (1) times the average of the “Company Incentive Portion” of the annual bonus paid to Executive under the Southwest Bancorp Executive Leadership Team Incentive Plan during the three (3) years immediately prior to the Effective Date;

(iii) the Company will maintain in full force and effect, for the continued benefit of Executive (and Executive’s spouse and/or eligible dependents, as applicable) for a period of twelve (12) months following the Termination Date, participation by Executive (and Executive’s spouse and/or eligible dependents, as applicable) in the medical, hospitalization, and dental programs maintained by the Company for the benefit of its executive officers as in effect on the Termination Date, at such level and terms and conditions

(including, without limitation, contributions required by Executive for such benefits) as in effect on the Termination Date; provided, if Executive (or his spouse) is eligible for Medicare or a similar type of governmental medical benefit, such benefit shall be the primary provider before Company medical benefits are provided.  However, if Executive becomes reemployed with another employer and is eligible to receive medical, hospitalization and dental benefits under another employer-provided plan, the medical, hospitalization and dental benefits described herein shall be secondary to those provided under such other plan during the applicable period.  If any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), then an amount equal to each remaining premium payment shall thereafter be paid to Executive as currently taxable compensation in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof);

(iv) the Company will reimburse Executive pursuant to the Company’s policy for reasonable business expenses incurred, but not paid, prior to termination of employment, unless such termination resulted from a misappropriation of Company funds;

(v) any service condition contained in any equity awards outstanding in favor of Executive shall be deemed to have been satisfied immediately prior to the Termination Date; and

(vi) Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.”

III. Amendment to Definition of Company

The definition of “Company” as provided in the first paragraph of the Agreement shall be amended to include both Southwest Bancorp and Bank SNB.

Except as provided in this Amendment, the Agreement shall remain in full force and effect.

[Signature Page Follows]

EXECUTED as of the day and year first written above.

SOUTHWEST: SOUTHWEST BANCORP, INC.

By: /s/ Mark W. Funke

Name: Mark Funke

Title: Chief Executive Officer

BANK SNB:BANK SNB

By: /s/ Mark W. Funke

Name: Mark Funke

Title: Chief Executive Officer

EXECUTIVE:/s/ Rusty LaForge

Rusty LaForge